Exhibit 5.1

[Letterhead of Womble Carlyle Sandridge & Rice, LLP]

December 19, 2016

Akoustis Technologies, Inc.

9805 Northcross Center Court, Suite H

Huntersville, NC 28078

Re:	Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-206186)

Ladies and Gentlemen:

We have acted as counsel to Akoustis Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s above-referenced Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the resale by the Company’s stockholders of up to 4,662,960 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), consisting of up to 4,344,976 outstanding shares of Common Stock (the “Outstanding Shares”) and up to 317,984 shares of Common Stock issuable upon the exercise of outstanding Common Stock purchase warrants (the “Warrant Shares” and, together with the Outstanding Shares, the “Selling Stockholder Shares”). This opinion is provided pursuant to the requirements of Item 16(a) of Form S-1 and Item 601(b)(5) of Regulation S-K of the Commission.

As the Company’s counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s certificate of incorporation and bylaws, each as amended to date, and minutes and records of the corporate proceedings of the Company relating to the filing of the Registration Statement and the issuance of the Selling Stockholder Shares, as provided to us by the Company, certificates of public officials and of representatives of the Company, and statutes and other instruments and documents, as a basis for the opinions hereinafter expressed. In rendering this opinion, we have relied upon certificates of public officials and representatives of the Company with respect to the accuracy of the factual matters contained in such certificates.

In connection with such examination, we have assumed (a) the genuineness of all signatures and the legal capacity of all signatories; (b) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies; and (c) the proper issuance and accuracy of certificates of public officials and representatives of the Company. In rendering opinions as to future events, we have assumed the facts and law existing on the date hereof.

Based on and subject to the foregoing, and having regard for such legal considerations as we deem relevant, it is our opinion that:

1.	The Outstanding Shares are validly issued, fully paid and non-assessable.

2.	The Warrant Shares, when issued and delivered against payment therefor in accordance with the terms of the respective Common Stock purchase warrants, will be validly issued, fully paid and non-assessable.

This opinion is limited to the Delaware General Corporation Law.

This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to any reference to the name of our firm in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Womble Carlyle Sandridge & Rice, LLP

WOMBLE CARLYLE SANDRIDGE & RICE

A Limited Liability Partnership